Exhibit 99.1

C4 Therapeutics Reports Full Year 2021 Financial Results and Recent Business Highlights

– Data from Cohort A of the Ongoing Phase 1/2 Trial of CFT7455, a Novel IKZF1/3 Degrader, Accepted for Presentation at the American Association for Cancer Research (AACR)
Annual Meeting –

– Pre-clinical Data on CFT7455; CFT8634, a BRD9 Degrader; and CFT1946, a BRAF V600X Degrader, Accepted for Presentation at the AACR Annual Meeting –

–

CFT8634 Phase 1/2 Clinical Trial in Patients with Synovial Sarcoma and SMARCB1-null Solid Tumors Expected to Initiate in 1H 2022; CFT1946 IND Application Submission and Phase 1 Trial Initiation Expected in 2H 2022 –

–	Year-end Cash, Cash Equivalents and Marketable Securities Expected to Provide Runway to End of 2024 –

WATERTOWN, Mass., Feb. 24, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported business highlights and financial results for the year ended December 31, 2021.

“The progress achieved across our organization in 2021, a year in which we dosed the first patient with our lead program while advancing additional candidates towards the clinic, was instrumental in laying a foundation for C4T’s vision to transform patient care through targeted protein degradation,” said Andrew Hirsch, chief executive officer of C4 Therapeutics. “Supported by the strength of our balance sheet and the productivity of our TORPEDO® platform, we are well-positioned to advance our pipeline in 2022. We look forward to the AACR Annual Meeting, where we will share clinical data from Cohort A in our Phase 1/2 trial evaluating CFT7455 in hematologic malignancies, as well as pre-clinical data from three programs that demonstrate differentiation and versatility of our TORPEDO platform. Throughout 2022, we expect to drive our pipeline forward, with plans to initiate first-in-human studies of CFT8634, a BRD9 degrader, and CFT1946, a BRAF V600X degrader.”

Recent HIGHLIGHTS

CFT7455: CFT7455 is a novel degrader targeting IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), including peripheral T-cell lymphoma and mantle cell lymphoma.

•

Clinical Data from Cohort A and Pre-Clinical Data Characterizing the Chemical Structure of CFT7455 Accepted for Presentation at AACR: Clinical data from Cohort A, characterizing pharmacokinetic (PK) and pharmacodynamic activity alongside safety and biomarker data, has been accepted for presentation at the AACR Annual Meeting, hosted April 8-13, 2022.  C4T will also present pre-clinical data characterizing the chemical structure of CFT7455 and the resulting improvements in potency and optimized PK properties.

•

Progressed CFT7455 Phase 1/2 clinical trial: Enrollment in Cohort A is complete. The ongoing Phase 1/2 trial continues to recruit patients in Cohort B1 (single agent CFT7455 in MM) and Cohort C (single agent CFT7455 in NHL).

•	Presented at the 63rd American Society of Hematology (ASH) Annual Meeting & Exposition: In December 2021, Jesus G. Berdeja, M.D., director, multiple myeloma research at

Sarah Cannon Research Institute, presented a trial-in-progress poster for the CFT7455 Phase 1/2 trial.

CFT8634: CFT8634 is a degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.

•	Pre-clinical Data Accepted for Presentation at AACR: C4T will present pre-clinical data on the discovery and characterization of CFT8634.
•

Obtained FDA Clearance of IND Application for CFT8634: In December 2021, the U.S. Food and Drug Administration (FDA) cleared C4T’s investigational new drug (IND) application for CFT8634 and granted approval for C4T to proceed with the proposed Phase 1/2 trial, for which site activation efforts have commenced and the trial remains on track to begin dosing patients in 1H 2022.

•

Presented at the 4th Annual Targeted Protein Degradation Summit: In October 2021, C4T delivered a presentation describing the multiparameter optimization of a series of BRD9 degraders, which led to the identification of a degrader with a sufficient intravenous PK profile to enable in vivo proof-of-concept studies. This work served as a launching point for further optimization and eventually led to the discovery of CFT8634.

CFT1946: CFT1946 is a mutant-selective degrader of BRAF V600X for the treatment of V600 mutant solid tumors.

•	Pre-clinical Data Accepted for Presentation at AACR: C4T will present pre-clinical data on the discovery and characterization of CFT1946.

CFT8919: CFT8919 is a potent and selective degrader of EGFR L858R for the treatment of non-small cell lung cancer.

•

Presented at the 4th Annual Targeted Protein Degradation Summit: In October 2021, C4T delivered an encore presentation of the Company’s June presentation at the Keystone Symposium on targeted protein degradation. The presentation included pre-clinical data demonstrating CFT8919 is active in in vitro and in vivo models of acquired resistance to approved EGFR inhibitors that harbor resistance-causing secondary mutations in EGFR.

Key UPCOMING MILESTONES

The company plans to achieve the following milestones in 2022:

CFT7455

•	Present clinical data from Cohort A of ongoing Phase 1/2 trial of CFT7455 at the AACR Annual Meeting.
•	Present pre-clinical data characterizing the chemical structure of CFT7455 and the resulting improvements in potency and optimized PK properties at the AACR Annual Meeting.
•	Progress CFT7455 Phase 1/2 trial toward identifying a recommended Phase 2 dose for MM and NHL.

CFT8634

•	Present pre-clinical data on the discovery and characterization of CFT8634 in synovial sarcoma at the AACR Annual Meeting.
•	Initiate a Phase 1 trial for CFT8634 in synovial sarcoma and SMARCB1-null solid tumors in 1H 2022.

CFT1946

•	Present pre-clinical data on the discovery and characterization of CFT1946 in BRAF V600X driven cancers at the AACR Annual Meeting.
•	Submit an IND application and initiate a Phase 1 trial of CFT1946 in BRAF V600X-driven cancers including melanoma, colorectal and non-small cell lung cancer in 2H 2022.

CFT8919

•	Complete IND-enabling activities for CFT8919 by year-end 2022.

UPCOMING INVESTOR EVENTS

C4T will participate in the following upcoming investor conferences:

•	February 24, 2022 – BMO Biopharma Spotlight Series: Protein Degraders and Other Next Gen Technologies
•	March 9, 2022 – Cowen & Co. 42nd Annual Health Care Conference
•	March 16, 2022 – Guggenheim Targeted Protein Degradation Day
•	March 17, 2022 – Oppenheimer’s 32nd Annual Healthcare Conference

FULL YEAR 2021 FINANCIAL RESULTS

Revenue: Total revenue for the year ended December 31, 2021 was $45.8 million, compared to $33.2 million for the year ended December 31, 2020. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico. The increase in revenue was primarily driven by the recognition of all previously unrecognized consideration allocated to the BRAF program upon the termination of the Roche agreement as related to that target.

Research and Development (R&D) Expense: R&D expense for the year ended December 31, 2021 was $94.7 million, compared to $78.4 million for the year ended December 31, 2020. The increase in R&D expense was primarily attributable to clinical costs incurred during the year, an increase in preclinical costs related to our lead programs, and increased workforce expenses to support our growing clinical development activities.

General and Administrative (G&A) Expense: G&A expense for the year ended December 31, 2021 was $33.3 million, compared to $15.2 million for the year ended December 31, 2020. The increase in G&A expense was primarily attributable to increased workforce expenses from our growing G&A function, and higher professional fees and insurance costs resulting from our transition to a public company in October 2020.

Net Loss and Net Loss per Share: Net loss for the year ended December 31, 2021 was $83.9 million, compared to $66.3 million for the year ended December 31, 2020. Net loss per share for the year ended December 31, 2021 was $1.82, compared to $5.83 for the year ended December 31, 2020. The decrease in net loss per share despite the increase in net loss was driven by a significant increase in the weighted-average shares outstanding from 11,370,328 as of December 31, 2020 to 46,041,733 as of December 31, 2021. This increase in shares outstanding was caused by our initial public offering of 11,040,000 common shares in October 2020 and the resultant conversion of then outstanding shares of redeemable convertible preferred stock into 30,355,379 shares of common stock, together with our issuance of 4,887,500 shares of common stock upon the closing of our follow-on public offering in June 2021.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of December 31, 2021 were $451.5 million, compared to $371.7 million as of December 31, 2020. The change in cash was primarily driven by net proceeds from our June 2021 follow-on public offering of $169.5 million, offset by expenditures to fund operations. C4T expects that its cash, cash equivalents and marketable securities as of December 31, 2021, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures to the end of 2024.

About C4 Therapeutics

C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; our ability to present pre-clinical and/or clinical data at medical meetings or in other forums at the times anticipated or planned; anticipated revenue under our existing collaboration agreements; our current resources and expected cash runway; anticipated milestones in 2022 and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,
	2021	2020
Cash, cash equivalents and marketable securities	$ 451,479	$ 371,689
Total assets	506,765	400,138
Deferred revenue, current and net of current	56,168	81,220
Long-term debt - related party	10,768	10,052
Total stockholders’ equity	389,606	280,791

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2021	2020
Revenue from collaboration agreements	$ 45,785	$ 33,195
Operating expenses:
Research and development	94,665	78,440
General and administrative	33,254	15,204
Total operating expenses	127,919	93,644
Loss from operations	(82,134)	(60,449)
Other (expense) income, net
Interest expense and amortization of long-term debt—related party	(2,145)	(1,229)
Interest and other income, net	387	393
Change in fair value of warrant liability—related party	—	(5,676)
Total other (expense) income, net	(1,758)	(6,512)
Loss before income taxes	(83,892)	(66,961)
Income tax benefit (expense)	—	626
Net loss attributable to common stockholders - basic and diluted	$ (83,892)	$ (66,335)
Net loss per share attributable to common stockholders - basic and diluted	$ (1.82)	$ (5.83)
Weighted-average common stock outstanding - basic and diluted	46,041,733	11,370,328

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com